EX-35.1
(logo)  TB&W
Taylor, Bean & Whitaker Mortgage Corp.

Taylor, Bean & Whitaker
Mortgage Corp.
315 N.E. 14th Street
Ocala, Florida 34470
Bus. (352) 351-1109
Fax (352) 867-1190

February 26, 2008

Wells Fargo Bank, N.A.
Corporate Trust Office
9062 Old Annapolis Road
Columbia, Maryland 21045
Attn: Corporate Trust Services (TBW 2007-2)

Credit Suisse First Boston
Mortgage Securities Corp.
11 Madison Avenue, 4th Floor
New York, New York 10010
Attn: Peter Sack (TBW 2007-2)

RE: Annual Officer's Certificate delivered pursuant to Section 5.05 of that certain securitization servicing agreement, dated as of March 1, 2007 (the "Agreement"), by and among DLJ Mortgage Capital, Inc., Taylor, Bean & Whitaker Mortgage Corp., as servicer (the "Servicer") and Wells Fargo Bank, N.A., as master servicer and trust administrator, and U.S. Bank National Association, as Trustee, relating to the issuance of the TBW Mortgage-Backed Pass-Through Certificates, Series 2007-2

Paul R. Allen, the undersigned, the duly authorized Chief Executive Officer of Taylor, Bean & Whitaker Mortgage Corp., does hereby certify the following for the calendar year ending on December 31, 2007:

1. A review of the activities of the Servicer during the preceding calendar year (or portion thereof) and of its performance under the Agreement for such period has been made under my supervision.

2. To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout such year (or applicable portion thereof), except for the following: Foreclosure was not initiated in accordance with the applicable timeframes established by certain transaction agreements for one of forty-five loans tested. The Servicer continues to hire additional staff to ensure that established procedures regarding the timely referral of foreclosures are enforced.

3. I have specifically identified to the Master Servicer, the Depositor and the Trust Administrator each such failure known to me and the nature and status thereof, including the steps being taken by the Servicer to remedy such default.

Certified By:

Taylor Bean & Whitaker Mortgage Corp.
/s/ Paul R. Allen
Name: Paul R. Allen
Title: Chief Executive Officer